Exhibit 99.1

Asset Quality Strengthens in Profitable Second Quarter at Annapolis Bancorp

Nonperformers Drop to 1.68% of Total Assets

ANNAPOLIS, Md.--(BUSINESS WIRE)--July 28, 2011--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced net income of $326,000 for the second quarter of 2011 compared to net income of $438,000 in the same quarter of last year.

Second quarter net income available to common shareholders after accruing for preferred stock dividends was $203,000 ($0.05 per basic and diluted common share) compared to net income available to common shareholders of $318,000 ($0.08 per basic and diluted common share) in the second quarter of 2010.

Net income for the first six months of 2011 dipped to $835,000 from $1,055,000 in the first half of 2010. Year-to-date net income available to common shareholders totaled $590,000 ($0.15 per basic and $0.14 per diluted common share) compared to $814,000 ($0.21 per basic and diluted common share) in the same six month period of 2010.

Nonperforming assets at June 30, 2011 amounted to $7.3 million or 1.68% of total assets, a reduction of $2.8 million from $10.1 million or 2.35% of total assets at December 31, 2010. The current quarter-end balance represents a $5.4 million improvement from nonperforming assets of $12.7 million reported one year ago at June 30, 2010.

The allowance for credit losses totaled $7.3 million (2.51% of total gross loans) at June 30, 2011 compared to $6.9 million (2.45% of total gross loans) at year-end 2010. The allowance for credit losses covered 100% of nonperforming assets at the end of the second quarter of 2011 compared to 68% and 54% as of December 31, 2010 and June 30, 2010, respectively.

“We are pleased to report continued improvement in asset quality, with a 43% reduction in nonperforming assets compared to the same time last year,” said Chairman and CEO Richard M. Lerner. ”As expected, the resolution of problem loans has required us to replenish our reserves and incur additional costs in the disposition of foreclosed and repossessed assets. While constraining short-term profitability, we believe that our strategic and disciplined focus on problem loan resolution will unlock future earnings potential from the Bank’s core banking operations.”

Total assets grew to $434.0 million at June 30, 2011, up $1.8 million compared to $432.1 million at December 31, 2010. Liquidity remained strong as short-term investments (cash, federal funds sold and interest-bearing balances with banks) totaled $36.6 million at both June 30, 2011 and December 31, 2010. Investment securities decreased by $6.9 million to $89.4 million at June 30, 2011 from $96.3 million at December 31, 2010, as proceeds from maturing and called securities were redeployed to fund growth in the loan portfolio.

Gross loans improved by $10.2 million or 3.7% to $290.1 million at June 30, 2011 from $279.9 million reported at year-end 2010. Increases of $12.1 million or 6.6% in real estate loans and $0.6 million or 1.6% in construction lending were partially offset by decreases in installment loans and loans held for sale. Commercial loans outstanding of $51.3 million remained flat compared to year-end 2010.

“We are encouraged by the uptick in commercial real estate lending activity and remain cautiously optimistic regarding the prospects for commercial loan growth,” said Lerner. “Despite the still tepid economy, BankAnnapolis remains committed to providing credit and exemplary customer service to its commercial customers so they can tackle the challenge of growing their businesses.”

Deposits totaled $339.9 million at June 30, 2011 compared to $340.9 million reported at year-end 2010. Noninterest-bearing demand deposit account balances grew to $48.8 million, an increase of $3.3 million or 7.2% compared to $45.5 million at December 31, 2010. Interest-bearing deposits decreased by $4.3 million or 1.4% over the same six month period.

Stockholders’ equity increased to $35.8 million at June 30, 2011 from $34.8 million at December 31, 2010. At June 30, 2011, Annapolis Bancorp, Inc. exceeded all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 12.8%, a total capital ratio of 14.0%, and a Tier 1 leverage ratio of 9.2%. Book value per common share at June 30, 2011 was $7.00 compared to $6.81 at December 31, 2010. The Company’s common stock closed at a market price of $ 4.13 on June 30, 2011.

In the quarter just ended, net interest income increased by $328,000 or 8.9% compared to the same period one year ago. The net interest margin improved by 35 basis points to 3.90% from 3.55% in the second quarter of 2010.

Interest income on loans increased by $382,000 or 9.8% in the quarter ended June 30, 2011 compared to the same period in 2010. Average loans increased by $11.9 million and the yield on the loan portfolio improved to 5.94% in the second quarter of 2011 compared to 5.64% in the linked quarter of last year. Investment income decreased by $318,000 or 31.4% reflecting a significant drop in market yields and a shift in the asset mix from investments to loans.

Interest expense decreased by $268,000 or 22.1% due to a drop in the overall cost of interest-bearing liabilities from 1.36% in the second quarter of 2010 to 1.07% in the quarter just ended, coupled with a $4.7 million decrease in average balances.

The Company added to its reserves by recording a provision for credit losses of $679,000 in the second quarter of 2011, up from $363,000 in the same period of 2010.

Noninterest income decreased to $356,000 in the three months ended June 30, 2011 compared to $481,000 in the second quarter of 2010, reflecting lower fee income earned on loans held for sale and losses realized on the sale of repossessed assets.

Noninterest expense was $65,000 higher in the quarter just ended compared to the same period last year. The increase reflected elevated occupancy and equipment costs, increased marketing expenses and greater charges associated with foreclosed and repossessed assets.

Year-to-date net interest income increased by $287,000, and the net interest margin improved to 3.95% from 3.71% in the first six months of 2010. A $1.2 million provision for credit losses was recorded in the first half of 2011 compared to $599,000 in the same period of 2010. Through June 30th, the Company incurred net charge-offs of $817,000 in 2011 and $1.7 million in 2010. Noninterest income decreased by $169,000 compared to the first six months of last year and noninterest expense was reduced by $105,000. The year-to-date efficiency ratio improved to 71.65% in 2011 from 73.85% in the same period of 2010.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and involve certain risks and uncertainties which could cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate market; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes, and; (ix) such other risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

The Company is not responsible for changes made to this press release by wire services, Internet service providers or other media.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of June 30, 2011 and December 31, 2010
($000)

	(Unaudited)	(Audited)
	June 30,	December 31,
	2011	2010
Assets
Cash and due from banks	$2,724	$7,854
Interest bearing balances with banks	8,713	16,856
Federal funds sold	25,191	11,984
Investment securities, available for sale	89,444	96,295
Federal Reserve and Federal Home
Loan Bank stock	3,013	3,035
Loans held for sale	-	1,379
Loans, net of allowance of $7,272 and $6,853	282,868	271,684
Premises and equipment	8,651	8,787
Accrued interest receivable	1,376	1,567
Deferred income taxes	2,956	2,929
Investment in bank owned life insurance	5,531	5,442
Real estate owned	1,540	1,608
Other assets	1,958	2,720
Total Assets	$433,965	$432,140

Liabilities and
Stockholders' Equity
Deposits
Noninterest bearing	$48,774	$45,514
Interest bearing	291,125	295,400
Total deposits	339,899	340,914
Securities sold under agreement to repurchase	16,161	14,558
Long term borrowed funds	35,000	35,000
Junior subordinated debentures	5,000	5,000
Accrued interest and accrued expenses	2,140	1,894
Total Liabilities	398,200	397,366

Stockholders' Equity
Preferred stock	8,104	8,063
Common stock	39	39
Warrants to purchase common stock	234	234
Paid in capital	11,717	11,643
Retained earnings	15,089	14,499
Accumulated other comprehensive income	582	296
Total Equity	35,765	34,774
Total Liabilities and
Equity	$433,965	$432,140

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three and Six Month Periods Ended June 30, 2011 and 2010
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Interest Income
Loans	$4,268	$3,886	$8,459	$8,006
Investments	696	1,014	1,404	2,231
Interest bearing balances with banks	5	8	9	14
Federal funds sold	8	9	15	15
Total interest income	4,977	4,917	9,887	10,266

Interest expense
Deposits	594	858	1,188	1,822
Securities sold under agreements to repurchase	24	29	41	50
Interest on long-term borrowings	325	324	646	669
Total interest expense	943	1,211	1,875	2,541
Net interest income	4,034	3,706	8,012	7,725

Provision	679	363	1,236	599

Net interest income after provision	3,355	3,343	6,776	7,126

NonInterest Income
Service charges	316	306	616	573
Mortgage banking	15	10	17	32
Other fee income	(31)	108	(2)	212
Gain on sale of loans	79	41	147	83
(Loss) gain on sale of REO and other assets	(22)	16	(22)	48
Loss on sale of securities	-	-	-	(55)
Loss on sale or disposal of fixed assets	(1)	-	(32)	-
Total noninterest income	356	481	724	893

NonInterest Expense
Personnel expense	1,714	1,723	3,475	3,507
Occupancy and equipment expense	424	374	845	791
Data processing expense	213	209	421	417
Professional fees	146	179	225	325
Marketing expense	123	79	232	180
FDIC expense	135	137	281	287
Other operating expense	461	450	780	857
Total noninterest expense	3,216	3,151	6,259	6,364

Income before taxes	495	673	1,241	1,655
Income tax expense	169	235	406	600
Net income	326	438	835	1,055
Preferred stock dividend and discount accretion	123	120	245	241
Net income available to common shareholders	$203	$318	$590	$814

Basic earnings per common share	$0.05	$0.08	$0.15	$0.21
Diluted earnings per common share	$0.05	$0.08	$0.14	$0.21
Book value per common share	$7.00	$6.89	$7.00	$6.89

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
(In thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Performance Ratios (annualized)
Return on average assets	0.30%	0.40%	0.39%	0.49%
Return on average equity	3.66%	5.10%	4.77%	6.23%
Average equity to average assets	8.15%	7.92%	8.16%	7.80%
Net interest margin	3.90%	3.55%	3.95%	3.71%
Efficiency ratio	73.26%	75.26%	71.65%	73.85%

Other Ratios
Allowance for credit losses to loans	2.51%	2.45%	2.51%	2.45%
Nonperforming assets to total assets	1.68%	2.93%	1.68%	2.93%
Net charge-offs to average loans	0.10%	0.48%	0.29%	0.63%
Tier 1 capital ratio	12.8%	13.0%	12.8%	13.0%
Total capital ratio	14.0%	14.3%	14.0%	14.3%

Average Balances
Assets	437,833	435,612	432,592	437,753
Earning assets	414,559	418,798	409,144	419,989
Loans, gross	288,110	276,188	285,091	276,724
Interest-bearing liabilities	351,649	356,385	348,581	360,839
Stockholders' equity	35,689	34,495	35,291	34,130

CONTACT:
Annapolis Bancorp, Inc.
Edward J. Schneider, 410-224-4455